Exhibit 10.8
Equity Pledge Agreement
This Equity Pledge Agreement (this “Agreement”) is entered into as of September 10, 2007 in Shanghai, the People’s Republic of China (“China” or “PRC”) by and among the following parties:
(1)	Jieli Investment Management Consulting (Shanghai) Co., Ltd. (“Pledgee”)
Registration Number: QiDuHuZongZi No.044356 (Changning)
Registered Address: Room 4B, No. 1358 West Yan’an Road, Changning District, Shanghai

and

(2)	Liu Qinying Nationality: China ID No.: 310107196204292069 Domicile: Room 803, Building No.3, lane 1128 Xikang Road, Putuo District, Shanghai

Yang Le Nationality: China ID No.: 440232197003160049 Domicile: Room 11J, Building No.2 Longzhuhuayuanmingzhu Qarter, Buji Town, Longgang District, Shenzhen, Guangdong

(Liu Qinying and Yang Le hereinafter referred to as a “Pledgor” individually, and collectively, the “Pledgors”)

(3)	Shanghai Jingli Advertising Co., Ltd. (“Jingli Advertising”)
Registration Number: 310230000306109
Registered Address: Room 118 Building No.4, 68 Dongheyan Road, Chengqiao Town, Chongming County
Legal Representative: Liu Qinying

(Pledgee, Pledgors and Jingli Advertising hereinafter referred to as a “Party” individually, and collectively the “Parties”)

Whereas:
1.	Jingli Advertising is a limited liability company duly organized and validly existing under the laws of China;

2.	The Pledgors, natural persons, are PRC citizens and shareholders of Jingli Advertising. Among others, Liu Qinying holds a 60% equity in Jingli Advertising and Yang Te holds a 40% equity in Jingi Advertising, respectively;

3.	The Pledgee is a wholly foreign-owned enterprise incorporated and validly existed under the laws of China;

4.	Concurrently with execution of this Agreement, the Pledgors and the Pledgee have executed the shareholders’ voting proxy, pursuant to which the Pledgors agree to grant to the Pledgee the voting rights in Jingli Advertising respectively.

5.	Concurrently with execution of this Agreement, the Pledgors and the Pledgee have entered into the Exclusive Call Option Agreement, pursuant to which to the extent permitted under the laws of China, the Pledgors shall unconditionally transfer to the Pledgee all equity interest in Jingli Advertising;

6.	Concurrently with execution of this Agreement, the Pledgee and Jingli Advertising have entered into the Exclusive Technical Consulting and Service Agreement (the “Service Agreement”), pursuant to which the Pledgee shall provide Jingli Advertising with technical consulting and service on an exclusive basis and the latter shall pay service fees to the former.

7.	The Pledgor agree to fully and adequately perform, and procure Jingli Advertising to fully and adequately perform the obligations under the Service Agreement, the Exclusive Call Option Agreement and the Loan Agreement (if applicable) (the “Transaction Documents”) entered into with the Pledgee (the “Secured Obligations”).

8.	To ensure that the Pledgors and Jingli Advertising (as appropriate) fully and adequately perform the Secured Obligations, the Pledgors shall pledge all their equity in Jingli Advertising to secure the Secured Obligations.
In order to define the rights and obligations of the Parties and as a result of joint negotiations among the Parties, the Parties hereby enter into this Agreement subject to the following terms and conditions.
1.	Definition
Unless otherwise provided herein, the following terms shall be construed to have the following meanings:
(1)	Pledge: shall have the meaning ascribed to it in Clause 2 of this Agreement;

(2)	Equity: shall refer to all of the equity interest lawfully held by the Pledgors in Jingli Advertising (including any capital increase, if applicable) and all rights and interests now and hereafter therein.

(3)	Event of Default: shall refer to any of the events set forth in Clause 8 of this Agreement.

(4)	Notice of Default: shall refer to such notice declaring Event of Default as given by the Pledgors pursuant to this Agreement.
2.	Pledge
(1)	Each Pledgor shall pledge to the Pledgee all of its Equity in Jingli Advertising (including any contributed capital and future capital increase, if applicable) to secure the performance by each Pledgor and Jingli Advertising of all of their Secured Obligations as well as the penalty, damages, expenses in the enforcement of the pledge and any other amounts payable by each Pledgor or Jingli Advertising to the Pledgee under the Transaction Documents.

(2)	For the purpose of this Agreement, pledge shall refer to any entitlement of the Pledgee to priority of payment with respect to the proceeds from the conversion or auction or sale by the Pledgors of the equity pledged to the Pledgee.

(3)	Unless otherwise agree to in writing by the Pledgee following the execution of this Agreement, the pledge hereunder may not be released pending fulfillment by the Pledgors and Jingli Advertising of their Secured Obligations and written approval of the Pledgee thereof. The Pledgee shall be entitled to the pledge hereunder until fulfillment of the said Secured Obligations to the fullest extent.
3.	Nature of Pledge
(1)	The pledge hereunder shall be independent of other pledge or secured interest entitled to by the Pledgee with respect to the Secured Obligations, and shall not operate to prejudice the validity of such other pledge or secured interest.

(2)	No rights of the Pledgors and the Pledgee hereunder shall be abated or prejudiced under any of the following:
a.	extension, exemption, reduction or release of any obligation of any Party as assented to by the Pledgee;

b.	any amendment to, modification of or addition to the Transaction Documents;

c.	disposition, alteration or release of any other pledge or guaranteed interest in respect of the Secured Obligations;

d.	agreement by and between the Pledgee and a party relevant to any assertion;

e.	any delay, performance, breach or fault on the part of the Pledgee in the exercise of its rights hereunder;

f.	acknowledgement of the unlawfulness, invalidity and/or unenforceability of any of the Transaction Documents or the enforcement thereof;

g.	any other event which may affect the obligations of the Pledgors under this Agreement.
4.	Effectiveness
(1)	This Agreement is made once duly executed by the Parties and shall become effective as of the date on which the pledge hereunder is recorded in the shareholders’ register of Jingli Advertising and registered with relevant administration of industry and commerce. The Parties hereto shall, immediately following execution of this Agreement, process procedures relevant to the said recording and registration as to ensure that this Agreement take effect as soon as possible.

(2)	If, in the course of the pledge, any Pledgor or Jingli Advertising (as appropriate) fails to perform the Secured Obligation, the Pledgee shall have the right to enforce the pledge subject to the terms and conditions of this Agreement.
5.	Custody of Records for Equity subject to Pledge
(1)	During the term of the pledge set forth in this Agreement, the Pledgors shall deliver to the Pledgee’s custody the original capital contribution certificates for their respective equities in Jingli Advertising. The Pledgors shall, within one week as of execution of this Agreement, deliver the same to the Pledgee and forward to the Pledgee the supporting documents evidencing the pledge hereunder being duly recorded in the shareholders’ register.

(2)	Unless assented to in writing by the Pledgee, all proceeds from the equity received by the Pledgors during the term of this Agreement (if any, including but not limited to any interest, dividend and etc.) shall be applied to secure the Secured Obligations hereunder.

6.	Representations and Warranties of Pledgors and Jingli Advertising
Each Pledgor and Jingli Advertising shall, at the point of execution of this Agreement, severally and jointly represent and warrant to the Pledgee as follows, and acknowledge that the Pledgee relies on such representations and warranties in executing and performing this Agreement:
(1)	Jingli Advertising is an enterprise duly incorporated and existing under the laws of China, in which Liu Qinying holds a 60% equity and Yang Le holds a 40% equity. Except for the foregoing, no individual or entity has any existing or future right to the equity in Jingli Advertising.

(2)	Jingli Advertising has obtained all requisite government approvals, authorizations and licenses necessary for its incorporation and business operations and has completed all registrations and filings.

(3)	The Pledgors are Chinese citizens with full capacities for civil rights and civil conducts, have independent and complete legal status and legal capacities to execute, deliver and perform this Agreement, and can participate in lawsuits as an independent party, and have the capacities for civil rights as well as for civil conducts in executing and delivering this Agreement;

(4)	The execution and performance by the Pledgors and Jingli Advertising of this Agreement are in consistency with the articles of association and other documents of Jingli Advertising, and the Pledgors has obtained all applicable approvals and authorizations to execute and perform this Agreement;

(5)	The execution and performance by the Pledgors of this Agreement do not contravene any laws, regulations, governmental approvals, governmental notices or other governmental documents binding upon them, nor violate any agreement, contract or covenant to which the Pledgors is a party;

(6)	The Pledgors have contributed all the capital relevant to the equity in Jingli Advertising within the prescribed period pursuant to the articles of association of Jingli Advertising and the laws of China, and have obtained the Capital Verification Report issued by a qualified accounting firm with respect to such capital contribution;

(7)	Except for the pledge hereunder, the Pledgors will not create any other pledge, security or any other encumbrance on any or part of equity interest in Jingli Advertising. At the time of the Pledge, the Pledgors shall have full ownership and entitlement to earnings to the equity in Jingli Advertising subject to the pledge. The spouses of the Pledgors shall not have any ownership, entitlement to earnings or other interest in the equity in Jingli Advertising subject to the Pledge.

(8)	Prior to the execution of this Agreement, the Pledgors or Jingli Advertising has not taken or engaged in any acts or activities which may have any materially adverse effect on the assets, businesses of Jingli Advertising or the liabilities of the Pledgors.

(9)	As of the execution of this Agreement up to termination of the pledge hereunder, the Pledgors shall not, without the written consent of the Pledgee, take or engage in any acts or activities which may have any materially adverse effect on the assets, businesses of Jingli Advertising or the liabilities of the Pledgors.

(10)	Except for the option agreement, the Pledgors have not made any offer to any third party with respect to transfer or otherwise disposition of any or all of the pledged equity hereunder, not reached any agreement with respect to any offer by any third party to acquire any or all of the equity hereunder.

(11)	The Pledgors and Jingli Advertising have not created any mortgage, pledge or any other preemptive interest on any assets of Jingli Advertising. As of the execution of this Agreement until termination of the pledge hereunder, the Pledgors and Jingli Advertising warrant that without the prior written consent of the Pledgee, no mortgage, pledge or any other encumbrance be created on any assets of Jingli Advertising.

(12)	All the documents delivered by the Pledgors or Jingli Advertising to the Pledgee are true, complete and accurate, and are free from any omissions or misrepresentations which would give rise to inaccuracy or misleading in any material aspect.

(13)	At no time shall anyone interfere in the exercise by the Pledgee of its rights pursuant to this Agreement.

(14)	The Pledgee shall have the right to the pledge in a manner set forth in the laws and this Agreement.

(15)	On the date of execution of this Agreement, they warrant that there are no pending civil, administrative or criminal proceedings or administrative penalties or arbitration related to the equity, and to their knowledge there are no threatened civil, administrative or criminal proceedings or administrative penalties or arbitration related to the equity.

(16)	On the date of execution of this Agreement, there are no taxes, expenses due and payable or legal procedures, formalities pending relevant to the equity.

(17)	The terms and conditions of this Agreement represent manifestation of their true intentions and are legally binding upon them.
7.	Covenants of Pledgors and Jingli Advertising
(1)	The Pledgors and Jingli Advertising severally and jointly covenant to the Pledgee, that during the term of this Agreement, the Pledgors and Jingli Advertising shall:
a.	not transfer the equity, create or permit the existence of any pledge that may affect the rights and interests of the Pledgeee, without the prior written consent of the Pledgee, except for transfer of the equity to the Pledgee or the person designated by the Pledgee at the request of the Pledgee;

b.	as of the execution of this Agreement until termination of the pledge hereunder, not take or engage in any acts or activities which may have any materially adverse effect on the assets, businesses of Jingli Advertising or the liabilities of the Pledgors, without the written consent of the Pledgee;

c.	as of the execution of this Agreement until termination of the pledge hereunder, not create any mortgage, pledge or any other encumbrance on any assets of Jingli Advertising, without the prior written consent of the Pledgee.

d.	comply with and follow all applicable laws and regulations, and within five days of receipt of any notice, order or recommendation issued or formulated by relevant competent authorities regarding the pledge, shall present the aforementioned notice, order or recommendation to the Pledgee, and shall comply with the aforementioned notice, order or recommendation, and act under the reasonable instructions of the Pledgee.

e.	promptly notify the Pledgee of any event or notice received by the Pledgors that may have an impact on the Pledgee’s rights to the equity or any portion thereof, as well as any event or notice received by the Pledgors that may alter any of its obligations under this Agreement or may have an impact upon the performance of its obligations under this Agreement.

f.	comply with the representations and warranties set forth in Clause 6 above and maintain the same in full force and effect.
(2)	The Pledgors agree that the exercise by the Pledgee of the rights pursuant to this Agreement shall not be interrupted or harmed by the Pledgor or any heirs or representatives of the Pledgors or any other persons.

(3)	The Pledgors warrant to the Pledgee that, in order to protect or perfect the security granted by this Agreement for the Secured Obligations, it will execute in good faith and to cause other parties who have an interest in the pledge to execute all entitlement certificates, deeds required by the Pledgee and/or perform and to cause other parties who have an interest in the pledge to perform all actions required by the Pledgee, and that, in order to facilitate the exercise by the Pledgee of the pledge, enter into all amendments to the equity certificates with the Pledgee or any third party designated by the Pledgee and provide the Pledgee within a reasonable time with all documents related the pledge it deems as necessary.

(4)	The Pledgors hereby undertake to the Pledgee that for the benefit of each Pledgee, they will comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, the Pledgors shall indemnify the Pledgee against all losses resulting therefrom.
8.	Event of Default
(1)	The following events shall be deemed Event of Default:
a.	any Pledgor, Jingli Advertising, or the heirs or agents thereof fail to perform all or part of the Secured Obligations;

b.	Any representation or warranty by any Pledgor in Clause 6 of this Agreement is misleading or incorrect in any material aspect;

c.	Any Pledgor and/or Jingli Advertising fails to comply with the warranties in Clause 6 or covenants in Clause 7 of this Agreement;

d.	Any Pledgor breaches any terms and conditions in this Agreement;

e.	Except as stipulated in Section 7.1.1, any Pledgor abandons the pledged equity or assigns the pledged equity without the written consent of the Pledgee;

f.	Any of Pledgor’s own borrowings, securities, indemnifications, covenants or other indebtedness liabilities become subject to a demand of accelerated repayment or performance due to default on the part of such Pledgor, or become due but are not capable of being repaid or performed in the prescribed period of time, which lead the Pledgee to believe that the ability of such Pledgor to perform the obligations hereunder has been affected;

g.	Any Pledgor fails to repay general debts or other indebtedness;

h.	The promulgation of related new laws and/or regulations renders this Agreement illegal or renders it impossible for any Pledgor to continue to perform its obligations under this Agreement;

i.	Any approval, license, permit or authorization of any government agencies that is necessary to make this Agreement enforceable, legal and effective is withdrawn, terminated, invalidated or substantively amended;

j.	Adverse changes in properties owned by any Pledgor and/or Jingli Advertising, which lead the Pledgee to believe that that the ability of such Pledgor to perform its obligations under this Agreement has been affected;

k.	Any Pledgor and/or Jingli Advertising suspend, or terminate its business, or is ordered to cease its business or declare dissolution.

l.	Any such other circumstances where the Pledgee is unable to exercise its right with respect to the pledge as prescribed by the relevant laws.
(2)	Upon knowledge or discovery of the occurrence of any circumstances or event that is set forth in Section 8.1 or may result in the same, the Pledgors shall immediately notify the Pledgee in writing thereof.

(3)	Unless an Event of Default set forth in this Section 8.1 has been successfully resolved to the satisfaction of the Pledgee, the Pledgee may issue a Notice of Default to the Pledgors in writing upon the occurrence of the Event of Default or at any time thereafter, demanding that the Pledgors immediately perform the Secured Obligations or exercise the pledge pursuant to Clause 9 of this Agreement.
9.	Exercise of Pledge
(1)	Prior to the full performance of the Secured Obligations, no Pledgors shall assign the equity without the written consent of the Pledgee.

(2)	The Pledgee shall exercise the pledge by a Notice of Default to the Pledgors.

(3)	Subject to Section 8.3, the Pledgee may exercise its pledge concurrently with the issuance of the Notice of Default pursuant to Section 8.3 or at any time after the issuance of the Notice of Default.

(4)	The Pledgee shall have entitlement to the proceeds from the conversion, auction or sales of all or part of the equity hereunder on a preferential basis in accordance with the legal procedures.

(5)	When the Pledgee exercises the pledge pursuant to this Agreement, the Pledgors shall not set any impediments and provide necessary assistance to enable the Pledgee to enforce its pledge.
10.	Assignment
(1)	Without the prior consent of the Pledgee, the Pledgors shall not have the right to assign the rights and/or obligations hereunder to any third party.

(2)	This Agreement shall be binding upon the Pledgors and their successors, and shall be valid with respect to the Pledgee and each of its successors and assigns.

(3)	The Pledgee may at any time assign its Secured Obligations to any third party designated by it, in which case the assign shall have the rights and obligations of the Pledgee under this Agreement, as if it were a party to this Agreement. When the Pledgee assigns the Secured Obligations, upon the request of the Pledgee, the Pledgors shall execute relevant agreement and/or documents relating to such assignment.

(4)	In the event of a change of the Pledgee due to an assignment, the parties to the pledge shall execute a new pledge agreement.
11.	Breach
(1)	Any breach by any Pledgor of the terms hereunder, or any failure by any Pledgor or Jingli Advertising to timely perform the Secured Obligations, or occurrence of any of the Event of Default set forth in Section 8.1, shall deemed as a breach on the part of the Pledgors. The Pledgee may request the Pledgors to correct the same with a written notice, and take timely and effective measures to eliminate the outcome of such breach, and indemnify the Pledgee against the losses arising therefrom subject to the terms and conditions of this Agreement.

(2)	In case of any breach of any Pledgor, if the Pledgee in its reasonable and objective discretion considers that it is unpractical or unfair for it to perform its obligations hereunder, the Pledgee may inform the Pledgor in writing that it will suspend the performance of its obligations hereunder until the Pledgor ceases its breach, takes effective measures to eliminate the outcome of such breach, and indemnify the Pledgee against losses arising from such breach subject to the terms and conditions of this Agreement.

(3)	The losses stated in this Clause, which are sustained by the Pledgee and may be recovered from the Pledgors, shall include all direct losses, consequential losses which are foreseeable and reasonable, and relevant expenses arising therefrom, including but not limited to attorneys’ fees, cost for litigation, arbitration fees, and travel expenses.
12.	Termination
Upon the full performance of the Secured Obligations, this Agreement shall be terminated, and the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable. Theretofore, the Pledgors shall not terminate this Agreement without the Pledgee’s consent for any reason in any manner.
13.	Handling Fees and Other Expenses
(1)	All fees and out of pocket expenses in connection with this Agreement, including but not limited to legal fees, cost of production, stamp duty and any other taxes and fees, shall be borne by the Pledgors. If the Pledgee is legally required to pay the relevant taxes and fees, the Pledgors shall compensate the Pledgee to the extent of the taxes and fees paid by the Pledgee.

(2)	If the Pledgee has to take any measure or approach to seek recovery due to the failure of the Pledgors to pay any taxes, fees, or otherwise, the Pledgors shall bear all the expenses arising therefrom, including but not limited to various taxes, handling fees, management fees, cost for litigation, attorneys’ fees and insurance premiums arising from the disposal of the pledge.
14.	Governing Law and Dispute Resolution
(1)	The execution, validity, performance, interpretation and the dispute resolution with respect to this Agreement shall be governed by and construed in accordance with Chinese laws.

(2)	Disputes arising from the interpretation and performance of this Agreement shall first be resolved through consultation between the parties in good faith, failing which may be referred by either Party to the China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with its rules then effective. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding upon the parties.

(3)	Except for the matters under dispute, the Parties hereto shall continue in good faith to perform their respective obligations under this Agreement.
15.	Notice
All notices or other communications given pursuant to this Agreement shall be made in Chinese and English, and may be delivered in person or sent by registered mail, postage prepaid, by approved courier service or by facsimile transmission to the address of such party set forth below.
Jieli Investment Management Consulting (Shanghai) Co., Ltd.
Room 4B, 1358 West Yan’an Road, Changning District, Shanghai
Fax:021—62830552
Tel:021—51695556

Attention:
Liu Qinying
Room 4B, 1358 West Yan’an Road, Changning District, Shanghai
Tel:021—51695556

Attention:
Yang Le
Room 4B, 1358 West Yan’an Road, Changning District, Shanghai
Tel:021—51695556

Attention:
Shanghai Jingli Advertising Co., Ltd.
Address: Room 118 Building No.4, 68 Dongheyan Road, Chengqiao Town, Chongming County
Zip Code:
Fax:
Tel:

Attention:

16.	Schedule
The schedules hereto shall be an integral part of this Agreement.
17.	Waiver
Any failure or delay by the Pledgee in exercising any of the rights, powers, remedies or privileges hereunder shall not be deemed a waiver of such rights, powers, remedies or privilege, and any single or partial exercise by the Pledgee of any rights, powers, remedies or privileges shall not preclude the Pledgee from exercising any other rights, powers, remedies or privileges. The rights, powers, remedies and privileges hereunder are cumulative, and do not exclude the applications of any rights, powers, remedies and privileges provided under the laws.
18.	Miscellaneous
(1)	No amendments, addition to or modifications of this Agreement shall be effective unless in a written form signed and affixed with the seals by the Parties.

(2)	If any provision of this Agreement are found to be invalid or unenforceable due to its inconsistency with relevant laws, such provision is invalid or unenforceable only to the extent of such laws, and shall not affect the validity of other provisions herein.

(3)	This Agreement is made in Chinese and executed in five originals.

(4)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all oral or written understandings and agreements the Parties reached with respect to such subject matter prior to the effectiveness of this Agreement. This Agreement shall not be amended without the resolution of the Pledgee’s board of directors.

[This is the signature page, which does not contain any text of this Agreement]
Jieli Investment Management Consulting (Shanghai) Co., Ltd. (seal)
Signature: /s/Liu Qinying
Name: Liu Qinying
Position:
Liu Qinying
Signature: /s/ Liu Qinying
Yang Le
Signature: /s/Yang Le
Shanghai Jingli Advertising Co., Ltd. (Seal)
Signature: /s/Liu Qinying

Name: Liu Qinying
Position:

Schedules
1.	Register of Shareholders of Jingli Advertising

2.	Capital Contribution Certificate of Jingli Advertising

Schedule One
Register of Shareholders of Jingli Advertising

		Capital
Shareholder	Equity Percentage	Contribution (RMB)	Recording of Pledge
Liu Qinying	60%	300,000(contributed)	Given that all the capital as contributed is pledged in favor of Jieli Investment Management Consulting (Shanghai) Co., Ltd., the record of pledges on the register of shareholders shall be timely amended upon the payment of the registered capital.
Yang Le	40%	200,000(contributed)	Given that all the capital as contributed is pledged in favor of Jieli Investment Management Consulting (Shanghai) Co., Ltd., the record of pledges on the register of shareholders shall be timely amended upon the payment of the registered capital.

Common seal:
Date: September 10, 2007

Schedule Two
Capital Contribution Certificate
of
Jingli Advertising